                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                   SCHEDULE TO

                                 (Rule 14d-100)


            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)
                             -----------------------


                                 THERMEDICS INC.
                            (Name of Subject Company)

                           THERMO ELECTRON CORPORATION
                                   (Offeror)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)
                                  883901 10 0
                      (CUSIP Number of Class of Securities)

                             Seth H. Hoogasian, Esq.
                                 General Counsel
                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 with a copy to:

                             David E. Redlick, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109

                                 (617) 526-6000

                             -----------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X]      third-party tender offer subject to Rule 14d-1.

         [ ]      issuer tender offer subject to Rule 13e-4.

         [ ]      going-private transaction subject to Rule 13e-3.


         [ ]      amendment to Schedule 13D under Rule 13d-2.


         Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

         This Amendment No. 6 to Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed by Thermo Electron Corporation, a Delaware corporation (the "Acquiror" or "Thermo Electron") on May 1, 2000 (the "Schedule TO"). The Schedule TO relates to the offer by Thermo Electron to exchange shares of common stock of the Acquiror, par value $1.00 per share (the "Thermo Electron Shares"), for shares of common stock, par value $0.10 per share (the "Shares"), of Thermedics Inc., a Massachusetts corporation (the "Company" or "Thermedics"), at an exchange ratio of 0.45 Thermo Electron Shares for each Share (along with cash in lieu of fractional Thermo Electron Shares) upon the terms and subject to the conditions set forth in the Prospectus dated June 28, 2000 (the "Prospectus"), incorporated herein by reference as Exhibit 12(a)(16), and in the related Letter of Transmittal (which, together with the Prospectus, and any amendments or supplements thereto, collectively constitute the "Offer"), which is incorporated herein by reference as Exhibit 12(a)(2). The information in the Prospectus under the captions "Questions And Answers About The Exchange Offer And The Merger", "Summary", "Risk Factors", "Information About Thermo Electron and Thermedics", "Background To The Exchange Offer And The Merger", "The Exchange Offer", "Market Prices And Dividends", "The Merger; Appraisal Rights", "Federal Income Tax Consequences", "Comparison Of The Rights Of Holders Of Our Common Stock And The Rights Of Holders Of Thermedics Common Stock", "Transactions With Related Parties", "Where You Can Find More Information" and "Thermo Electron Corporation Pro Forma Consolidated Condensed Financial Statements (Unaudited)" and Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermedics") is incorporated herein by reference as set forth in the Schedule TO.


         On June 30, 2000, Thermo Electron issued the press release filed as
Exhibit 12(a)(17) hereto. The information in the press release is incorporated herein by reference and amends Items 1 through 11 in the Schedule TO.


         On June 30, 2000, Thermo Electron completed the merger of Thermedics into Thermo Electron (the "Merger"). All of the approximately 1,885,423 shares not owned by Thermo Electron following the acceptance of shares tendered in the offer have been converted, subject to appraisal rights, into the right to receive Thermo Electron Shares (along with cash in lieu of fractional Thermo Electron Shares) pursuant to the Merger.

ITEM 12.   EXHIBITS.

         (a)(1) Prospectus dated May 1, 2000 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

         (a)(2) Form of Letter of Transmittal (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

         (a)(3) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

         (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1,
                         2000).

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

         (a)(7) Press Release issued by Thermo Electron on January 31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on January 31, 2000).

         (a)(8) Slide Presentation of Thermo Electron to Financial Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on February 7, 2000).

         (a)(9) Press Release issued by Thermo Electron on March 8, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on March 8, 2000).

         (a)(10) Press Release issued by Thermo Electron on April 13, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on April 13, 2000).

         (a)(11) Press Release issued by Thermo Electron on May 30, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on May 30, 2000).

         (a)(12) Press Release issued by Thermo Electron on June 9, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on June 9, 2000)

         (a)(13) Prospectus dated June 14, 2000 (incorporated herein by reference to Thermo Electron's Amendment No. 1 to Registration Statement on Form S-4 filed on June 14, 2000 (File No. 333-35982)).

         (a)(14) Press Release issued by Thermo Electron on June 26, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on June 26, 2000).

         (a)(15) Prospectus dated June 27, 2000 (incorporated herein by reference to Thermo Electron's Amendment No. 2 to Registration Statement on Form S-4 filed on June 27, 2000 (File No. 333-35982)).

         (a)(16) Prospectus dated June 28, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 424(b)(3) on June 29, 2000 (File No. 333-35982)).

         (a)(17) Press Release issued by Thermo Electron on June 30, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on June 30, 2000).

         (a)(18)         Form of Letter to Former Stockholders

         (a)(19)         Form of Notice of Merger and Appraisal Rights

         (a)(20)         Form of Letter of Transmittal


         (b)             None.

         (d)             None.

         (g)             None.

         (h) Opinion of Hale and Dorr LLP as to the material United States federal income tax consequences of the exchange offer and the merger (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


                                            THERMO ELECTRON CORPORATION

                                            By: /s/ Theo Melas-Kyriazi
                                               ---------------------------------
                                                Name:  Theo Melas-Kyriazi
                                                Title: Vice President and Chief
                                                       Financial Officer


Date: June 30, 2000

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION
-------                      -----------
12(a)(1)                     Prospectus dated May 1, 2000 (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on May 1, 2000)

12(a)(2)                     Form of Letter of Transmittal (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on May 1, 2000)

12(a)(3)                     Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on May 1, 2000)

12(a)(4)                     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                             Companies and Nominees (incorporated herein by reference to
                             Thermo Electron's Registration Statement on Form S-4 filed on May 1, 2000)

12(a)(5)                     Form of Letter to Clients for use by Brokers, Dealers,
                             Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration
                             Statement on Form S-4 filed on May 1, 2000)

12(a)(6)                     Guidelines for Certification of Taxpayer
                             Identification Number on Substitute Form W-9
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on May 1, 2000)


12(a)(7)                     Press Release issued by Thermo Electron on January
                             31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on January 31, 2000)

12(a)(8)                     Slide Presentation of Thermo Electron to Financial
                             Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on February 7, 2000)

12(a)(9)                     Press Release issued by Thermo Electron on March 8,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on March 8, 2000

12(a)(10)                    Press Release issued by Thermo Electron on April
                             13, 2000 (incorporated herein by reference to
                             Thermo Electron's prospectus filed pursuant to Rule
                             425 on April 13, 2000

12(a)(11)                    Press Release issued by Thermo Electron on May 30,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on
                             May 30, 2000)
12(a)(12)                    Press Release issued by Thermo Electron on June 9,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on
                             June 9, 2000)

12(a)(13)                    Prospectus dated June 14, 2000 (incorporated herein
                             by reference to Thermo Electron's Amendment No. 1
                             to Registration Statement on Form S-4 filed on
                             June 14, 2000 (File No. 333-35982)).

12(a)(14)                    Press Release issued by Thermo Electron on June 26,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on
                             June 26, 2000)

12(a)(15)                    Prospectus dated June 27, 2000 (incorporated herein
                             by reference to Thermo Electron's Amendment No. 2
                             to Registration Statement on Form S-4 filed on
                             June 27, 2000 (File No. 333-35982)).


12(a)(16)                    Prospectus dated June 28, 2000 (incorporated herein
                             by reference to Thermo Electron's prospectus filed
                             pursuant to Rule 424(b)(3) on June 29, 2000 (File
                             No. 333-35982)).

12(a)(17)                    Press Release issued by Thermo Electron on June 30,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on
                             June 30, 2000)

12(a)(18)                    Form of Letter to Former Stockholders

12(a)(19)                    Form of Notice of Merger and Appraisal Rights

12(a)(20)                    Form of Letter of Transmittal


12(b)                        None

12(d)                        None

12(g)                        None

12(h)                        Opinion of Hale and Dorr LLP as to the material
                             United States federal income tax consequences
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on May 1, 2000)